                                                                    EXHIBIT 11.1

                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE
                         FOR THE LAST THREE FISCAL YEARS


                                        Jan. 30,  Jan. 31,  Feb. 1,
(Thousands, except per share)             1999      1998      1997
                                        --------  --------  --------
Basic Computation:

Net earnings                            $134,959  $128,869  $107,702

Common shares outstanding                 35,412    38,443    40,220
                                        --------  --------  --------

Net earnings per share                  $   3.81  $   3.35  $   2.68
                                        ========  ========  ========



Diluted Computation:

Net earnings                            $134,959  $128,869  $107,702

Common shares outstanding                 35,412    38,443    40,220

Net effect of dilutive stock
options based on the treasury
  stock method                               320       487        87
                                        --------  --------  --------

Outstanding shares for diluted
  earnings per share                      35,732    38,930    40,307
                                        ========  ========  ========

Diluted earnings per share              $   3.78  $   3.31  $   2.67
                                        ========  ========  ========
